Exhibit 10.24

PREFERRED STOCK EXCHANGE AGREEMENT

This PREFERRED STOCK EXCHANGE AGREEMENT (this “Agreement”), entered into as of April 1, 2013, is by and between FAIRWAY GROUP HOLDINGS CORP., a Delaware corporation (the “Company”), and each of the holders of Preferred Stock (as defined below) listed on the signature pages hereto (each, a “Stockholder”).

WHEREAS, the Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed initial public offering (“IPO”) of Class A common stock, par value $0.00001 per share (“Class A Common Stock”), through a group of underwriters led by Credit Suisse Securities USA LLC (“Credit Suisse”);

WHEREAS, the Company intends to use a portion of the proceeds of the IPO to pay a portion of the accrued but unpaid dividends on all issued and outstanding shares of its Series A preferred stock, par value $0.001 per share (“Series A Preferred Stock”) and Series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”, and together with the Series A Preferred Stock, “Preferred Stock”); and

WHEREAS, immediately prior to the closing of the IPO the Company intends to exchange all outstanding shares of its Preferred Stock (including accrued but unpaid dividends that are not paid in cash from the proceeds of the IPO) for shares of Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.  Surrender of Preferred Stock.  Each Stockholder hereby agrees to surrender to the Company, on or promptly following the date hereof, certificates representing all shares of Preferred Stock held by such Stockholder, as indicated beneath the name of such Stockholder on the signature pages hereto (the “Surrendered Shares”), and to execute and deliver a stock power, in the form provided by the Company, with respect to such Surrendered Shares, assigning such Surrendered Shares to the Company.  The Company shall cancel each such stock certificate in connection with the completion of the exchange provided for in Section 2 hereof.

2.  Redemption and Exchange.  Each Stockholder hereby agrees to receive from the Company, and the Company hereby agrees to pay and issue to each Stockholder, on the closing date of the IPO (the “Closing Date”) and subject to and conditioned on the closing of the IPO:

(a)  cash equal to the accrued and unpaid dividends payable on the Surrendered Shares through the Closing Date, determined in accordance with the certificate of incorporation of the Company, as amended and restated (the “Certificate of Incorporation”); provided, however, that in the event there are not sufficient proceeds from the IPO to repay all accrued and unpaid dividends on the Surrendered Shares then, notwithstanding the provisions of the Certificate of Incorporation to the contrary (including without limitation that all accrued but unpaid dividends on the Series A Preferred Stock are to be paid before any dividends are paid on the Series B Preferred

Stock), each Stockholder hereby agrees to receive from the Company, and the Company agrees to pay to each Stockholder, an amount equal to the product determined by multiplying (i) the proceeds of the IPO allocated to pay accrued and unpaid dividends by (ii) a fraction, (x) the numerator of which is the aggregate amount of accrued and unpaid dividends on the Stockholder’s Surrendered Shares and (y) the denominator of which is the total accrued and unpaid dividends on all outstanding shares of Preferred Stock; and

(b)  with respect to and in exchange for all shares of Series A Preferred Stock and Series B Preferred Stock (including all accrued and unpaid dividends, if any, remaining unpaid after the payment of dividends pursuant to Section 2(a)), the number of shares of Class B Common Stock set forth on Schedule A hereto, which schedule was based on an IPO price of $11.00 per share.

3.  Delivery of Cash.  Promptly following the Closing Date, the Company shall deliver to each Stockholder a check or wire transfer, as directed by each Stockholder in writing, representing the total amount of cash to be paid to such Stockholder pursuant to the dividend payment, redemption payment, and cash in lieu of fractional shares payment provisions set forth in Sections 2(a), 2(b) and 2(c), as applicable (the “Cash Payment Provisions”).

4.  Delivery of Certificates.  Promptly following the Closing Date, the Company shall cause its transfer agent to deliver to each Stockholder one or more stock certificates or book-entries in the direct registration system of such transfer agent, as directed by each Stockholder, representing the shares of Class B Common Stock to be issued to such Stockholder in exchange for shares of Preferred Stock pursuant to Sections 2(c) and 2(d), as applicable (the “Exchange Shares”).

5.  Company Representations and Warranties.  The Company represents and warrants to each Stockholder that:

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, including without limitation the payment of cash to the Stockholders pursuant to the Cash Payment Provisions and the issuance and delivery of the Exchange Shares in exchange for shares of Preferred Stock, have been duly authorized by all appropriate corporate action, in each case contingent upon the closing of the IPO, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)  The execution and delivery of this Agreement by such Stockholder does not, and the consummation by it of the transactions contemplated hereby will not, (i) conflict with any provision of its certificate of incorporation or bylaws, as amended and restated and in effect at time of the relevant transaction hereunder, (ii) violate any law, rule or regulation, or any judgment, decree or order of any court or other governmental entity to which the Company or any of its properties and assets is subject, or (iii) violate any agreement or instrument to which the Company or any of its properties and assets is subject.

(c)  The shares of Class B Common Stock issued pursuant to this Agreement shall be “Registrable Securities” as that term is defined in that certain Registration Rights Agreement, dated as of January 17, 2007, by and among the Company, the signatories to this Agreement and the other parties thereto.

6.  Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to the Company, severally as to itself and not jointly, as follows:

(a)  Such Stockholder is the record and beneficial owner of the Surrendered Shares, free and clear of any and all encumbrances (except any created by the Stockholders’ Agreement of the Company) and upon delivery of the Surrendered Shares as contemplated by this Agreement, the Company will receive good and marketable title to the Surrendered Shares free and clear of all encumbrances (except any created by the Stockholders’ Agreement of the Company).

(b)  The execution and delivery of this Agreement by such Company does not, and the consummation by it of the transactions contemplated hereby will not, (i) violate any law, rule or regulation, or any judgment, decree or order of any court or other governmental entity to which such Stockholder or any of its properties and assets is subject, or (ii) violate any agreement or instrument to which such Stockholder or any of its properties and assets is subject.  Such Stockholder has full legal capacity, power and authority to transfer the Surrendered Shares without obtaining the consent or approval of any other person or governmental authority.

(c)  The Surrendered Shares represent all of the shares of Preferred Stock of the Company in which such Stockholder owns any legal or beneficial interest.

(d)  Such Stockholder acknowledges that such Stockholder’s representations and warranties set forth below are being relied upon by the Company as a basis for the exemption of the issuance of the Exchange Shares in exchange for Preferred Stock from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) (which may include the provisions of Section 3(a)(9) and Section 4(2) under the Securities Act), and any applicable state securities laws.

(e)  Such Stockholder has received and reviewed a copy of the Registration Statement, as amended to date, including the sections of the prospectus contained therein entitled “Prospectus Summary—Exchange,” “Capitalization,” and “Description of Capital Stock.”

(f)  Such Stockholder understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, (ii) the Exchange Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration, (iii) the Exchange

Shares will bear a legend to such effect and (iv) the Company will cause its transfer agent to make a notation on its transfer books to such effect.

(g)  The Exchange Shares to be acquired by such Stockholder pursuant to the exchange provided for in Sections 2(b) and 2(c), as applicable, are for such Stockholder’s own account and are not being acquired with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws.

(h)  Such Stockholder is an “accredited investor” as that term is defined under the Securities Act and Regulation D promulgated thereunder.

7.  Termination.  This Agreement shall lapse and become null and void upon the earliest to occur of the following:  (a) if the Company notifies Credit Suisse in writing that it does not intend to proceed with the IPO, (b) if the Underwriting Agreement (other than the provisions thereof which survive termination) for the IPO shall terminate or be terminated prior to payment for delivery of Class A Common Stock to the underwriters pursuant thereto, or (c) if the Closing Date shall not have occurred on or before December 31, 2013.

8.  General Provisions.

(a)  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows: (a) if to a Stockholder, at such address as such Stockholder shall have furnished to the Company in writing, or (b) if to the Company, at 2284 12th Avenue, New York, New York 10019, Attention: General Counsel, or such other addresses as shall be furnished by like notice by such party.  All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one business day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

(b)  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable as written, a court of competent jurisdiction shall, at any party’s request, reform the terms of this Agreement to the extent necessary to cause such otherwise invalid provisions to be enforceable under applicable law.

(c)  Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived, only by written instruments signed by the Company and each Stockholder whose rights hereunder would be adversely affected by such amendment or waiver.

(d)  Further Documentation.  Each Stockholder shall execute and deliver such other agreements and instruments as from time to time may be deemed advisable or appropriate to effect the intent and purpose of this Agreement.

(e)  Choice of Law; Arbitration.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by and construed in accordance with the laws of the State of New York (except with respect to corporate procedural matters, which shall be governed by the laws of the State of Delaware), without application of the conflicts of laws principles thereof.  The Company and each Stockholder hereby consents and agrees, subject to the further provisions of this Section 8(e), that the state or federal courts located in New York County, City of New York, New York shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties pertaining to this Agreement or to any matter arising out of or relating to this Agreement; provided, that the parties acknowledge that any appeals from those courts may have to be heard by a court located outside of New York County.  The Company and each Stockholder expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereby waives any objection that such party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  The Company and each Stockholder hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such party at the address specified in Section 8(a) of this Agreement and that service so made shall be deemed completed upon such party’s actual receipt thereof.  Notwithstanding the foregoing, the parties hereto agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from or arising out of this Agreement and the transactions contemplated hereby, shall be settled by arbitration as set forth in this Section 8(e).  The parties hereto acknowledge that they have had the opportunity to consult with counsel regarding this Section 8(e), that they fully understand its terms, content and effect, and that they voluntarily and knowingly agree to the terms of this Section 8(e) and to arbitration of all claims between them (other than those seeking specific performance or other equitable relief).  Any party hereto may, by written notice to any other, demand arbitration of any dispute and the matter shall be settled by arbitration conducted by one arbitrator.  The parties to the arbitration shall agree on the arbitrator; provided, however, that if they cannot agree on the arbitrator, any party can request that the American Arbitration Association select the arbitrator.  Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim disputed by the parties hereto shall be binding and conclusive upon the parties to this

Agreement, and notwithstanding anything to the contrary herein, the parties shall be required to act in accordance with such decision.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  For purposes of this Section 8(e), in any arbitration hereunder in which any disputed claim or amount is at issue, the party instituting arbitration shall be deemed to be the non-prevailing party unless the arbitrator awards the party instituting arbitration more than one-half (1/2) of the amount in dispute, in which case the person against whom arbitration was instituted shall be deemed to be the non-prevailing party.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

(f)  Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(g)  Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h)  Successors and Assigns.  This Agreement shall be binding on and enforceable against each party hereto and his, her or its respective successors and assigns.  No Stockholder may assign any of its rights hereunder to any person other than (i) in compliance with any lock-up agreement with the underwriters for the IPO entered into by such Stockholder and (ii) a transferee that has executed a transferee agreement in form and substance satisfactory to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ William E. Sanford
Name: William E. Sanford
Title: President

STERLING INVESTMENT PARTNERS, L.P.

By:	Sterling Investment Partners Management, LLC,
its General Partner

	By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member
6,941 shares of Series A Preferred Stock
17,500 shares of Series B Preferred Stock

STERLING INVESTMENT PARTNERS
SIDE-BY-SIDE, L.P.

By:	Sterling Investment Partners Management, LLC,
its General Partner

	By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member
97 shares of Series A Preferred Stock
244 shares of Series B Preferred Stock

STERLING INVESTMENT PARTNERS II, L.P.

By:	Sterling Investment Partners Management II, L.P.,
its General Partner

By:	Sterling Investment Partners Management
II, LLC, its General Partner

	By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member
32,489 shares of Series A Preferred Stock
31,942 shares of Series B Preferred Stock

STERLING INVESTMENT PARTNERS
SIDE-BY-SIDE II, L.P.

By:	Sterling Investment Partners Management II, L.P.,
its General Partner

By:	Sterling Investment Partners Management
II, LLC, its General Partner

	By:	/s/ Charles Santoro
Name: Charles Santoro
Title: Managing Member
595 shares of Series A Preferred Stock
592 shares of Series B Preferred Stock

CS EQUITY III LLC

By:	/s/ Christopher J. Blagg
Name: Christopher J. Blagg
Title: Authorized Signatory
750 shares of Series B Preferred Stock

HARLEM LINE HOLDINGS, LLC

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director
91 shares of Series A Preferred Stock
250 shares of Series B Preferred Stock

/s/ Howard Glickberg
Howard Glickberg
1,362 shares of Series A Preferred Stock
6,369.49 shares of Series B Preferred Stock

/s/ Harold Seybert
Harold Seybert
944 shares of Series A Preferred Stock
6,369.49 shares of Series B Preferred Stock

/s/ Daniel Glickberg
Daniel Glickberg
232 shares of Series A Preferred Stock

/s/ Randi Glickberg
Randi Glickberg
154 shares of Series A Preferred Stock

/s/ Joanna Glickberg
Joanna Glickberg
154 shares of Series A Preferred Stock

SCHEDULE A

Name of Stockholder	Number of Shares of Class B Common Stock to be Received Pursuant to Section 2(b)
Sterling Investment Partners, L.P.	3,537,512
Sterling Investment Partners Side-By-Side, L.P.	49,356
Sterling Investment Partners II, L.P.	9,322,046
Sterling Investment Partners Side-By-Side II, L.P.	171,741
CS Equity III LLC	108,609
Harlem Line Holdings LLC	49,901
Howard Glickberg	1,122,516
Harold Seybert	1,064,471
Daniel Glickberg	33,576
Joanna Glickberg	22,284
Randi Glickberg	22,284